Exhibit 10.2

CONSULTING AGREEMENT

     This Consulting Agreement (“Agreement”), dated to be effective as of July 1, 2005 (the “Effective Date”), is between Ace Cash Express, Inc., a Texas corporation (the “Company”), and Donald H. Neustadt, an individual resident of the State of Texas (“Neustadt”). The Company and Neustadt are hereinafter referred to as the “Parties.”

     WHEREAS, the Company wishes to obtain Neustadt’s services as a consultant, upon the Company’s request, regarding various aspects of the Company’s business with which Neustadt is familiar as a result of his previous long-term employment with the Company;

     WHEREAS, the Company wishes to obtain Neustadt’s covenants not to engage in certain activities that are competitive with the Company’s business or that interfere with the Company’s business and relationships; and

     WHEREAS, the Parties have entered into and delivered to each other an Employment Separation Agreement dated as of June 30, 2005, which is a condition to the Company’s entering into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Agreement, the Parties hereby agree as follows:

     1. Consulting Services: Neustadt shall, for the six consecutive years on and after the Effective Date, consult with the Company and its agents (including its attorneys), and provide to the Company and its agents such assistance, as the Company or its agents may reasonably request from time to time in connection with or relating to the Company’s operations, certain of the Company’s third-party relationships, and regulatory proceedings or issues or material litigation involving the Company. The consulting services shall include duties such as:

(a)	Neustadt’s review of copies of certain internal operational and financial reports and information provided to him and his advice to executive officers of the Company regarding the subject matter of the reports and information;

(b)	Neustadt’s review of abnormal patterns and trends regarding check cashing and loan processing to provide timely recognition of fraudulent activity;

(c)	Neustadt’s recommendations for enhancements to the daily detailed operational reporting;

(d)	Neustadt’s consultation to the CEO and Executive Management Team regarding trends and potential process and control improvements;

(e)	Neustadt’s improvement of check cashing and loan underwriting systems;

(f)	Neustadt’s development of systems enhancements as directed by the CEO or Executive Staff;

(g)	Neustadt’s evaluation of risk management methodologies and recommendations for improvement;

(h)	Neustadt’s review of regulatory proceedings and issues and, if applicable, material litigation involving the Company and his advice to executive officers of the Company regarding those proceedings or litigation.

Neustadt will be required to maintain access to the AS 400 operating system and Essbase from either home or office. Neustadt’s duties will necessarily change as a result of the evolving nature of the Company’s business and the resulting issues and circumstances affecting the Company and its business.

The Company’s payments of amounts and provision of benefits to Neustadt, as described in paragraph 5 below, shall constitute compensation to Neustadt for all of these consulting services. This paragraph shall not apply, however, to any actions that Neustadt takes or must take as a separate party to any of such litigation or regulatory proceedings in which the Company is also involved.

     2. Trade Secrets: The Parties acknowledge and agree that, during the consulting relationship hereunder, the Company will provide and make available to Neustadt, and Neustadt will have access to and become familiar with, various trade secrets and proprietary and confidential information of the Company, the Company’s direct and indirect subsidiaries (the “Subsidiaries”), and their affiliates, including processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, identity of employees, methods of doing business, and other confidential information (collectively, “Trade Secrets”) which are owned by the Company, the Subsidiaries, and/or their affiliates and regularly used in the operation of their business, and as to which the Company, the Subsidiaries, and/or their affiliates take precautions to prevent dissemination to persons other than certain directors, officers, partners, managers, members, and employees. Neustadt acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry; (b) give the Company, the Subsidiaries, and/or their affiliates an advantage over competitors who do not know or use the Trade Secrets; (c) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (d) are valuable and special and unique assets of the Company, the Subsidiaries, and/or their affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company, the Subsidiaries and/or their affiliates. Neustadt may not use in any way or disclose any of the Trade Secrets, directly or indirectly, during the consulting relationship or at any time thereafter, except (i) as required in connection with a judicial or administrative proceeding or in connection with rendering the consulting services described in paragraph 1 above, or (ii) if the information becomes public knowledge other than as a result of an unauthorized disclosure by Neustadt. All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Neustadt or otherwise coming into his possession, will remain the exclusive property of the Company, and in any event must be promptly delivered to the Company upon the expiration or termination of the consulting relationship under this Agreement. Neustadt agrees upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, Neustadt shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Company. For this purpose, Neustadt irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Neustadt’s name, place and stead to perform any act that Neustadt might perform to defend and protect against any disclosure of any Trade Secret.

3.	Noncompetition Covenant:

(a)	During the maximum 72-month term of the consulting relationship hereunder (the “Restricted Period”), Neustadt shall not, anywhere within the Restricted Territory (as defined below), directly or indirectly engage in any activity which, or any activity for any enterprise or entity a material part of the business of which, is a Competing Business (as defined below). The activity prohibited by the preceding sentence includes any kind of ownership (other than ownership of less than 1% of a class of publicly traded securities) in or of, or acting as a director, officer, agent, employee, or consultant of or for, any enterprise or entity referred to in the preceding sentence. For the purpose of this paragraph 3(a), the “Restricted Territory” means, collectively, Dallas County, Texas; each county (or equivalent subdivision) of any state, district, or territory of the United States of America in which the Company or any of the Subsidiaries has any retail location; and each county (or equivalent territory) adjacent to any of the preceding counties (or equivalent territories). Also for the purpose of this paragraph 3(a), “Competing Business” means any business that is competitive with (i) any business conducted by the Company or any of its Subsidiaries as of the Effective Date, (ii) any business that the Company or any of its Subsidiaries plans, as of the Effective Date, to conduct in the future if Neustadt has been involved before the Effective Date in formulating or implementing those plans, and (iii) any business conducted, or any plan to conduct business, by the Company or any of its Subsidiaries, in addition to or different than any business or any plan described in either of the two preceding clauses, during the consulting relationship hereunder if Neustadt renders any consulting time or effort for the Company regarding that additional or different business or plan. Further, for the purpose of this paragraph 3(a), “indirectly” means the performance of services by any business or entity in which Neustadt either owns or possesses more than a 1% interest in profits, losses, or capital or is a partner, or for which Neustadt acts as officer, director, agent, or representative, or to which Neustadt provides consulting or advisory services.

(b)	Neustadt acknowledges and agrees that, in light of the Company’s covenants herein and other applicable circumstances, the restrictions imposed in this paragraph 3 are reasonable, are prompted by the Company’s desire to protect its legitimate business interests (including the Trade Secrets), and will not be unduly burdensome to him.

4.	Nonsolicitation Covenants:

(a)	During the Restricted Period, Neustadt shall not directly or indirectly solicit, divert, or appropriate to or for any Competing Business (as defined in paragraph 3(a) above) the financial services business of any customer of the Company, or in any manner solicit or induce any customer, franchisee, supplier, or other person with a business relationship with the Company to cease that business relationship with the Company or to refuse in the future to conduct business with the Company. In this paragraph 4, “indirectly” is used as defined in paragraph 3(a) above.

(b)	During the Restricted Period, Neustadt shall not directly or indirectly solicit, recruit, or employ any employee or regular consultant of the Company, or in any other manner attempt to induce any employee or regular consultant of the Company to leave the employ of the Company or cease his or her consulting or other business relationship with the Company, unless such person has not been employed by or provided consulting services to the Company at least 12 months before any solicitation, recruitment, or employment by Neustadt or any entity or enterprise with which Neustadt is in any way associated.

(c)	Neustadt acknowledges and agrees that, in light of the Company’s covenants herein and other applicable circumstances, the restrictions imposed in this paragraph 4 are reasonable, are prompted by the Company’s desire to protect its legitimate business interests (including the Trade Secrets), and will not be unduly burdensome to him.

     5. Payments and Benefits to Neustadt: In consideration for Neustadt’s consulting services and his compliance with or performance of all of his other covenants herein:

(a)	The Company shall pay Neustadt during the term of the consulting relationship, by checks drawn on one or more accounts of the Company, 72 monthly installments of $19,125.00 each on or before the first day of each calendar month, beginning on the Effective Date.

(b)	The Company shall reimburse Neustadt his reasonable out-of-pocket expenses incurred in rendering the consulting services described in paragraph 1 above in accordance with the Company’s reimbursement policies and procedures in effect at the time.

(c)	The Company shall provide benefits to Neustadt and his Dependent (as defined below) under the Benefit Plans (as defined below) during the consulting relationship and during Neustadt’s lifetime after either the expiration of the consulting relationship or the termination of the consulting relationship by Neustadt under paragraph 7(c)(i) below. To the extent that Neustadt or his Dependent, or both, cannot participate in any of the Benefit Plans, however, the Company shall pay Neustadt an amount that is the economic equivalent of the coverage that would be provided under the Benefit Plan if Neustadt or his Dependent (or both, if applicable) had been a participant. “Dependent” means

Karen Neustadt so long as she remains a dependent of Neustadt for federal income tax purposes. “Benefit Plans” means the health, dental, and similar benefit plans available generally to the Company’s employees that the Company maintains during the consulting relationship.

6.	Independent Contractor; Tax Consequences of Payments and Benefits:

(a)	The consulting services rendered by Neustadt under this Agreement shall be provided as an independent contractor to the Company, and nothing in this Agreement creates or shall be deemed to create the relationship of partners, joint venturers, employer-employee, or principal-agent between the Parties. Neustadt shall have no authority, without the prior written consent of an executive officer of the Company, to (i) create any obligation or responsibility on the part of the Company, (ii) legally bind or obligate the Company in any other manner, or (iii) supervise or direct any of the Company’s employees.

(b)	The Company shall not withhold taxes or FICA from any of the payments and benefits described in paragraph 5 above or report those items as income to Neustadt. Neustadt shall be responsible for filing all necessary tax returns and remitting amounts due to the proper taxing authorities for any federal, state, and local tax (including social security tax) owed by him with respect to the payments and benefits made to him by the Company hereunder. Neustadt agrees to indemnify the Company against, and hold the Company harmless from taxes, and any penalties and interest, assessed against the Company resulting from the Parties’ tax treatment of the payments and benefits described in paragraph 5 above.

7.	Term and Termination of Consulting Relationship:

(a)	The term of the consulting relationship expressed in this Agreement shall commence on the Effective Date and continue until, and shall expire upon (and including), the day preceding the sixth anniversary of the Effective Date, unless the consulting relationship is sooner terminated in accordance with paragraph 7(b) or paragraph 7(c) below.

(b)	The Company may, upon written notice to Neustadt, terminate the consulting relationship upon the Company’s determination that (i) Neustadt has refused or willfully and intentionally failed to render the consulting services to the Company described in paragraph 1 above or has otherwise breached this Agreement to any material extent, and if such refusal, failure, or breach is curable or remediable, such refusal, failure, or breach continues without cure or remedy after thirty (30) days’ notice to Neustadt by the Company, or (ii) Neustadt is unable to continue to render consulting services because of any physical or mental injury, illness, or disability that extends for at least three consecutive months. The consulting relationship in this Agreement shall also terminate upon Neustadt’s death.

(c)	Neustadt may, upon written notice to the Company, terminate the consulting relationship upon (i) any failure by the Company to make any of the payments or provide any of the benefits described in paragraph 5 above that continues, without cure or remedy, after thirty (30) days’ notice of failure to the Company by Neustadt, or (ii) a Change in Control, as defined in Exhibit A to this Agreement.

(d)	In the event of the termination of the consulting relationship, Neustadt shall be entitled to all amounts payable and benefits to be provided to him under paragraph 5 above through the calendar month in which the termination is effective. Except for such amounts, except for the benefits to be provided under paragraph 5(c) above during Neustadt’s lifetime after the expiration or the termination of the consulting relationship described in that paragraph, and except as provided in paragraphs 7(e) and 7(f) below, the Company shall have no further obligation to pay any amount or provide any other benefit under this Agreement. Upon Neustadt’s death, any amount that may be due to him under this Agreement shall be paid to his administrators, heirs, legatees, or personal representatives, as may be appropriate.

(e)	If the consulting relationship is terminated by Neustadt upon a Change in Control, then the Company shall pay Neustadt (i) the sum of all of the remaining monthly installments described in paragraph 5(a) above that would otherwise be payable after the date of the termination of the consulting relationship (the “Installments Payment”), and (ii) an amount equal to the then present actuarial value (determined by an independent actuary selected by the Company) of the Company’s good-faith estimate of the benefits that it would otherwise have been obligated to provide to Neustadt under paragraph 5(c) above (the “Benefits Payment”). The Installments Payment and the Benefits Payment shall be made in a lump sum in cash, by certified or cashier’s check, or by wire transfer of immediately available funds to an account designated by Neustadt. Nevertheless, if Neustadt should breach or violate any of his covenants in paragraphs 2, 3, and 4 above at any time during the Restricted Period, Neustadt (or his legal successor or successors) shall be obligated to immediately pay the Company (or its legal successor) an amount equal to (A) the sum of all of the monthly installments that (in the absence of the Installments Payment to Neustadt) would have been payable to Neustadt for and after the month during which such breach or violation occurred, and (B) an amount equal to the product of the Benefits Payment times a fraction, the numerator of which is the number of calendar months (whether full or partial) remaining in the Restricted Period since the date of Neustadt’s breach or violation, and the denominator is 72. If Neustadt must pay such amount because of a breach or violation of a covenant, then he shall also be obligated to pay interest on such amount, accruing from the date that payment was made to Neustadt in accordance with the first two sentences of this paragraph 7(e), at the prime rate publicly announced by JP Morgan Chase Bank in effect on the date of such breach or violation (or, if less, the maximum rate permitted by law). Neustadt shall pay the amount or amounts due in cash, by certified or cashier’s check, or by wire transfer of immediately available funds to an account designated by the Company.

(f)	If the consulting relationship is terminated under clause (ii) of paragraph 7(b) above or because of Neustadt’s death, the Company shall continue to pay the remaining monthly installments payable to Neustadt under paragraph 5(a) above in accordance with that paragraph. Nevertheless, if Neustadt should breach or violate any of his covenants in paragraphs 2, 3, and 4 above at any time during the Restricted Period, Neustadt shall no longer be entitled to any of the monthly installments that would have been payable to him, or to any of the benefits to be provided to him under paragraph 5(c) above, for or after the month during which such breach or violation occurred.

(g)	The respective rights and obligations of the Parties under this Agreement shall survive the expiration or termination of the consulting relationship to the extent necessary to give full effect to those rights and obligations. Without limiting the generality of the preceding sentence, the respective rights and obligations of the Parties under (i) paragraphs 2, 3, and 4 above, (ii) if applicable, and except as otherwise provided in paragraph 7(e) or paragraph 7(f) above, under paragraph 5(c) above, and (iii) if applicable, under paragraph 7(e) or paragraph 7(f) above, shall survive the expiration or termination of the consulting relationship. A Party’s exercise of its or his right to terminate the consulting relationship shall not be that Party’s exclusive right or remedy in the event of the other Party’s failure to perform or breach of its obligations under this Agreement. Further, none of the remedies provided above in this paragraph 7 for any breach or violation of any of Neustadt’s covenants in paragraphs 2, 3, and 4 above shall be an exclusive remedy.

     8. Assignment: This Agreement is personal to Neustadt, and he may not assign or delegate any of his rights or obligations hereunder without the Company’s prior written consent. The Company may assign or delegate its rights and obligations hereunder to any successor or successors to all or substantially all of the business and assets of the Company or to any entity that controls, is controlled by, or is under common control with the Company so long as that entity is capable of performing the obligations of the Company under this Agreement. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, representatives, and permitted assigns of the respective Parties. None of the Dependents shall be a third-party beneficiary of, or entitled to enforce any obligations under, this Agreement.

     9. Severability and Reformation: The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and, in lieu of such illegal, invalid, or unenforceable provision, there shall be added as a part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. Without limiting the generality of the preceding sentence, if a court of competent jurisdiction determines that the scope of any restriction in paragraphs 3 and 4 above is too broad to be enforced as written, the Parties intend that the court reform the restriction to such narrower scope as it determines to be reasonable and enforceable.

     10. Notices: Any notice or other communication to be given under this Agreement by one Party to the other must be in writing and must be (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by a reputable courier service, or (d) transmitted by facsimile, in any event to the address or facsimile number set forth below (or to such other address or facsimile number as may have been designated by either or both of the Parties from time to time in accordance with this paragraph 10):

If to the Company:	Ace Cash Express, Inc.
1231 Greenway Drive
Suite 600
Irving, Texas 75038
Attention: Chief Executive Officer
Facsimile Number: (972) 582-1430

If to Neustadt:	Mr. Donald H. Neustadt
819 Independence Parkway
Southlake, Texas 75092
Facsimile Number: (817) 421-8701

Any notice or other communication delivered personally or by courier service shall be deemed given and received as of actual receipt. Any notice or other communication mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Any notice or other communication transmitted by facsimile shall be deemed given and received upon receipt of the transmission confirmation by the sender.

     11. Amendments and Waivers: No amendment or modification of this Agreement will be valid or binding upon the Parties unless it is in writing and signed by both of the Parties. No waiver of any term or condition of this Agreement, or of any performance or nonperformance of this Agreement, shall be binding unless the waiver is in writing and signed by the Party against which the waiver is to be enforced. Any waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any other or any subsequent breach.

     12. Certain Defined Terms: As used in this Agreement, (a) “include” and “including” do not denote or imply any limitation, (b) “business day” means any Monday through Friday other than any such day on which the executive offices of the Company are closed, and (c) “herein,” “hereof,” “hereunder,” and similar terms are references to this Agreement as a whole and not to any particular provision of this Agreement.

     13. Governing Law and Venue: This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas, except only to the extent preempted by federal law. Venue for any action or proceeding relating to this Agreement or the consulting relationship hereunder shall lie exclusively in courts in Dallas County, Texas.

     14. Entire Agreement. This Agreement (with Exhibit A hereto) contains the entire agreement of the Parties as to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. Exhibit A is an integral part of this Agreement.

     15. Statement of Understanding: By executing this Agreement, Neustadt acknowledges that (a) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (b) he has read this Agreement and fully understands its terms and their import; (c) the consideration provided for herein is good and valuable; and (d) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

EXECUTED this 30th day of June, 2005.

/s/ DONALD H. NEUSTADT

DONALD H. NEUSTADT

ACE CASH EXPRESS, INC.

By :	/s/ JAY B. SHIPOWITZ

Exhibit A to Consulting Agreement

“Change in Control” means the occurrence of any one or more of the following:

(i)	Any Person becomes an Acquiring Person, except as the result of (A) any acquisition of Voting Securities of the Company by the Company or (B) any acquisition of Voting Securities of the Company directly from the Company (as authorized by the Board).

(ii)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the Effective Date whose election, or nomination for election by holders of the Company’s Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered).

(iii)	The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Company immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Company or all or substantially all of the Company’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company immediately before that transaction.

(iv)	The Company’s shareholders approve a complete liquidation or dissolution of the Company.

For the purposes of the preceding definition, the following terms have the corresponding meanings:

“Acquiring Person” means any Person (other than an Excluded Person) who or which, alone or together with all Affiliates and Associates of that Person, is the Beneficial Owner of 25% or more of the Voting Securities of the Company then outstanding.

“Affiliate” and “Associate” have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act.

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“Beneficial Owner” means beneficial owner as defined in Rule 13d-3 under the Exchange Act. (“Beneficially Owns” has the correlative meaning.) Any calculation of the number of Voting Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means:

(i)	Neustadt or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which Neustadt is a member;

(ii)	any Person that controls (as defined in Rule 12b-2 under the Exchange Act) the Company as of the date of the Agreement or any group of which any such Person is a member;

(iii)	any employee-benefit plan, or related trust, sponsored or maintained by the Company or any of its Subsidiaries, or any trustee or other fiduciary thereof; or

(iv)	any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Voting Securities of the Company.

“Incumbent Board” means the members of the Board on the Effective Date (subject, however, to clause (ii) of the definition of “Change in Control”).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

“Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the Voting Securities is owned, directly or indirectly, by the Company.

“Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity.

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